FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-200321

DATED MAY 16, 2016

STATE STREET CORPORATION

$750,000,000 2.650% Senior Notes due 2026

Pricing Details

Issuer:	State Street Corporation
Security:	2.650% Senior Notes due 2026
Aggregate Principal Amount:	$750,000,000
Trade Date:	May 16, 2016
Settlement Date (T+3):	May 19, 2016
Maturity Date:	May 19, 2026
Coupon:	2.650%
Price to Public (Issue Price):	99.860%
Yield to Maturity:	2.666%
Pricing Benchmark:	UST 1.625% Notes due May 15, 2026
UST Spot (Yield):	1.746%
Spread to Benchmark:	+ 92 basis points
Interest Payment Period:	Semi-annually
Interest Payment Dates:	Each May 19 and November 19, commencing on November 19, 2016
Day Count Convention:	30/360
Business Day Convention:	Following, Unadjusted
Denominations:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof
Currency:	U.S. Dollars
CUSIP:	857477AW3
ISIN:	US857477AW33
Expected Ratings:*	A1 / A / AA- / AA (low) (Moody’s / S&P / Fitch / DBRS)
Joint Book-Running Managers:	BofA Merrill Lynch Deutsche Bank Securities Goldman, Sachs & Co. J.P. Morgan Morgan Stanley
Co-Managers:	Credit Suisse HSBC
Junior Co-Managers:	Siebert Brandford Shank & Co., L.L.C. The Williams Capital Group, L.P.

All terms used and not otherwise defined in this final term sheet have the respective meanings assigned to such terms in the preliminary prospectus supplement, dated May 16, 2016.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting

EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Merrill Lynch toll-free at 1-800-294-1322, Deutsche Bank Securities toll-free at 1-800-503-4611, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan collect at 1-212-834-4533 or Morgan Stanley toll-free at 1-866-718-1649.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.